DIRECTOR EXERCISES RANDGOLD RESOURCES OPTIONS

Mr Ferdinand Lips, an independent non-executive director, exercised share options on Wednesday, 3 December 2003.

Mr Lips exercised and sold 12,700 options, or 0.04% of the issued share capital, at an average sale price of US$27.80. Mr Lips retained his holdings in the company at 50,000 shares or 0.17% of the current issued share capital.

4 December 2003

Randgold Resources Limited
Incorporated in Jersey, Channel Islands
Registration Number 62868
LSE Trading Symbol: RRS
Nasdaq Trading Symbol: GOLD